Exhibit 99.1
For Immediate Release
Date: October 29, 2008

Contacts:	J. Williar Dunlaevy	Paul H. Bruce
	Chairman & Chief Executive Officer	Chief Financial Officer

Phone:	413-445-3500	413-445-3513
Email:	bill.dunlaevy@legacybanks.com	paul.bruce@legacybanks.com
Legacy Bancorp, Inc. Reports Results for Quarter Ended September 30, 2008
PITTSFIELD, MASSACHUSETTS (October 29, 2008): Legacy Bancorp, Inc. (the “Company” or “Legacy”) (NASDAQ: LEGC), the holding company for Legacy Banks (the “Bank”), today reported net income of $564,000, or $0.07 per diluted share for the quarter ended September 30, 2008, which represents an increase of $44,000, or 8.5%, from net income of $520,000 in the third quarter of 2007. Year to date, the Company has generated net income of $1.9 million, or $0.23 per diluted share, an increase of $158,000, or 9.1%, from the first nine months of 2007. The increase in both periods was primarily the result of higher net-interest income, offset by lower non-interest income and higher operating expenses. The decrease in non-interest income was primarily due to the writedown of value in the Bank’s ownership of preferred stock issued by the Federal Home Loan Mortgage Corporation (Freddie MAC) and Federal National Mortgage Association (Fannie Mae). Book value per share and tangible book value per share were $14.26 and $12.85, respectively, at September 30, 2008.
J. Williar Dunlaevy, Chief Executive Officer, commented “We are pleased to report very solid results for Legacy Bancorp in 2008, both year-to-date and for the third quarter. On a per share basis, the above reported earnings represent an increase of 16.6% over the third quarter of 2007 and an increase of 21.1% for the nine-month period in 2008 as compared to 2007. The comparison for underlying core earnings is even more impressive, with a 182% increase for the quarter and an 86% increase on the year-to-date comparison. One of the driving factors behind our continued improved financial performance is that we have been able to continue to increase the net interest margin throughout the year.
“In spite of the difficult economic environment resulting from the credit and investment banking crisis, our earnings, asset quality, and capital position are strengths that distinguish Legacy. Our capital level of $125 million, or 13.6% of assets, is well beyond the regulatory definition of “well capitalized.” This financial strength will continue to be the foundation for our operations and our continued expansion. While we are sensitive to the economic challenges of the day, we continue to make loans to individuals and businesses in our communities, just as the bank has for over 170 years.
“In July we opened our 17th office at North Pearl Street in Albany, New York. In the short time that it has been opened we are very pleased with the deposit growth at this office. Construction on our new office in Latham, New York, should be completed in December and we are looking forward to a January 2009 opening. A year ago we had 11 offices. Even with the significant increase in offices, our operating expenses are up only 5.1% for the quarter and 6.4% on a year-to-date basis. Our Legacy associates continue to embrace our Delta Project, which is a key part of our Strategic Plan and our continuing drive to improve quality and efficiency.”

The Company’s total assets decreased by $1.0 million, or 0.1%, from $924.5 million at December 31, 2007 to $923.5 million at September 30, 2008. Within the overall balance sheet, the gross loan portfolio, excluding loans held for sale, increased by $34.5 million, or 5.2%, in the first nine months of 2008. Commercial real estate and other commercial loans increased $21.6 million, or 9.0%, to $261.5 million. Residential mortgage loans increased by $7.7 million, or 2.2%, during the first nine months. The investment portfolio has increased by $7.6 million, or 5.0%, while cash and cash equivalents decreased $46.1 million, or 74.1%, at September 30, 2008 as compared to the prior year end. Excess short-term cash at year end has been reinvested in securities and loans during 2008.
Deposits decreased by $17.0 million, or 2.8%, to $593.5 million. This overall decline was caused by a decrease of $21.5 million, or 7.9%, in certificates of deposit (CDs). Other decreases in certain money market and savings accounts were offset by an increase in Smart Banking/relationship savings accounts of $10.3 million, or 9.2%. The Bank aligned its CD pricing with the yield curve and allowed the runoff of higher rate, single-service CD’s. To offset that outflow, the Bank increased its level of advances from the Federal Home Loan Bank of Boston by $24.1 million, or 14.4%, at September 30, 2008 as compared to the end of 2007. This shift of funding sources has allowed the Bank to take advantage of lower cost borrowing alternatives while also lengthening certain liabilities, which in turn has improved its asset and liability management position.
Stock repurchases were a primary contributor to an overall decrease in stockholders’ equity of $7.5 million, or 5.6%, as of September 30, 2008. Legacy purchased 431,700 shares of stock at an average price of $13.31 per share in the first nine months of 2008 as part of the Stock Repurchase Program announced in December 2007. Equity has also decreased as current market conditions have resulted in an increase in the unrealized loss on available-for-sale investment securities. Total equity was positively affected by a contribution of $1.9 million from net income and the amortization of unearned compensation, offset somewhat by the declaration of a dividend of $0.05 per share during each of the first three quarters of 2008.
Asset quality remains strong at the close of the third quarter. As mentioned in the Company’s first quarter 2008 earnings call, overall nonperforming loans had increased to $7.7 million as of March 31, 2008 due primarily to a $5.5 million commercial construction loan which the Bank placed on non-accrual status in the first quarter. As of September 30, 2008 total nonperforming loans has decreased to $6.3 million, including the $5.5 million commercial construction loan. The additions to nonperforming loans during the year have resulted in an increase in their ratio to total assets to 0.68% at September 30, 2008 from 0.17% at December 31, 2007. Legacy is, and always has been, diligent in evaluating its loan portfolio, especially given the current economic environment.

The provision for loan losses decreased by $156,000, or 97.5%, in the third quarter and by $23,000 or 3.8% for the full nine months as compared to the same periods in 2007. This decrease in both 2008 periods was a reflection of both the difference in the amount of and mix of loan growth for the respective periods, as well as the recapture of specific reserves previously established against loans which were paid off, offset by higher net charge-offs in 2008. The allowance for loan losses to total loans stood at 0.84% at September 30, 2008, as compared to 0.85% at December 31, 2007 and 0.81% at September 30, 2007.
The Company’s net interest income increased by $1.3 million, or 21.9%, in the third quarter, and by $2.7 million, or 15.0% year to date as compared to the same periods in 2007. The net interest margin (“NIM”) was 3.39% for the three months ended September 30, 2008, an increase of 39 basis points from the third quarter of 2007, as changes in the yield curve have enabled the Bank to reprice its liabilities downward at a faster rate than its assets. Year to date the NIM was 3.23%, which represents an increase of 18 basis points from the same period of 2007.
Non-interest income for the quarter totaled $532,000, a decrease of $965,000, or 64.5%, compared to the third quarter of 2007. Year to date, non-interest income has decreased by $1.3 million, or 30.1%, as compared to the first nine months of 2007. The decrease in both periods is primarily due to the change from year to year in the net gain or loss on the sale of securities and an accounting charge for securities which are deemed to be other than temporarily impaired. The Bank recorded a net loss of $841,000 for the third quarter of 2008, and a net loss of $959,000 year to date as compared to net gains of $166,000 and $559,000 in the same periods in 2007. The primary cause of this decrease from year to year was the write down of the value of Freddie MAC and Fannie Mae preferred stock, resulting in an impairment charge of $675,000 in the third quarter, and $946,000 year to date. The year-to-date decrease in non-interest income was partially offset by an increase of $155,000, or 49.4%, in income from bank-owned life insurance (BOLI) as a result of the Bank’s 2007 investment in $9.8 million of BOLI.
Operating expenses increased by $329,000, or 5.1%, for the third quarter of 2008 as compared to the same period of 2007, and by $1.2 million, or 6.4% year to date. The December 2007 acquisition of five full service branch offices in eastern New York has contributed to increases in occupancy and equipment, data processing, advertising and other general and administrative (G&A) expenses in both the quarter and year to date totals. Salary and benefit increases related to these offices were offset by decreases achieved from the reduction in workforce which occurred at the end of 2007. Salary and benefit expenses also benefited from a $659,000 decrease in amortization expense related to the 2006 Equity Incentive Plan due primarily to the accelerated nature of the amortization. Additionally, other G&A expenses increased as a result of the amortization of the $3.2 million core deposit intangible acquired as part of the branch acquisition.
Income tax expense increased $124,000, or 45.9%, for the third quarter and decreased by $1,000, or 0.1% year to date as compared to the same periods in 2007. During the third quarter of 2008, the company recorded a $115,000 state tax expense to adjust deferred income taxes as a result of a legislative change in the Massachusetts income tax rate scheduled to go into effect in the years 2010 through 2012. The Company’s 2008 combined federal and state effective tax rate of 41.1% for the third quarter, and 34.1% year to date would have been 29.1% for the third quarter and 30.1% year to date without this non-recurring adjustment to deferred taxes, and would have represented a decrease from 34.2% and 36.1% for the same periods in 2007 due primarily to an increase in tax-exempt income from both municipal investments and bank-owned life insurance.
The improvement to net interest income helped the Company’s core efficiency ratio (reported efficiency ratio net of the effect of non-core adjustments) for the quarter improve to 77.2% from 89.2% in the year earlier period. Year to date, the core efficiency ratio has improved to 80.1% in 2008 from 87.3% in the first nine months of 2007.
CONFERENCE CALL
J. Williar Dunlaevy, Chairman and Chief Executive Officer, and Paul H. Bruce, Chief Financial Officer, will host a conference call at 3:00 p.m. (Eastern Time) on Thursday October 30, 2008. Persons wishing to access the conference call may do so by dialing 877-407-9205. Replays of the conference call will be available beginning October 30, 2008 at 6:00 p.m. (Eastern Time) through November 6, 2008 at 11:59 p.m. (Eastern Time) by dialing 877-660-6853 and using Account #286 and Conference ID #299072 (both numbers are needed to access the replay).
FORWARD LOOKING STATEMENTS
Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Legacy Bancorp is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and the associated conference call. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.
NON-GAAP FINANCIAL MEASURES
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. We believe that providing certain non-GAAP financial measures, such as core efficiency ratio, provides investors with information useful in understanding our financial performance, our performance trends and financial position. A reconciliation of non-GAAP to GAAP financial measures is included in the accompanying financial tables, elsewhere in this report.

LEGACY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Cash and due from banks	$10,533	$13,931
Short-term investments	5,588	48,294

Cash and cash equivalents	16,121	62,225

Securities and other investments	159,621	152,054
Loans held for sale	—	395
Loans, net of allowance for loan losses of $5,829 in 2008 and $5,568 in 2007	688,152	653,629
Premises and equipment, net	19,157	18,866
Accrued interest receivable	3,426	3,404
Goodwill, net	9,687	9,687
Net deferred tax asset	7,726	5,580
Bank-owned life insurance	15,306	14,788
Other assets	4,301	3,913

	$923,497	$924,541

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$593,456	$610,447
Securities sold under agreements to repurchase	4,847	4,055
Federal Home Loan Bank advances	191,437	167,382
Mortgagors’ escrow accounts	1,222	1,034
Accrued expenses and other liabilities	6,912	8,531

Total liabilities	797,874	791,449

Commitments and contingencies

Stockholders’ Equity
Preferred Stock ($.01 par value, 10,000,000 shares authorized, none issued or outstanding)	—	—
Common Stock ($.01 par value, 40,000,000 shares authorized and 10,308,600 issued at September 30, 2008 and December 31, 2007; 8,812,260 outstanding at September 30, 2008, and 9,240,960 outstanding at December 31, 2007)	103	103
Additional paid-in-capital	102,303	101,720
Unearned Compensation - ESOP	(8,238)	(8,787)
Unearned Compensation - Equity Incentive Plan	(2,937)	(3,525)
Retained earnings	59,381	58,709
Accumulated other comprehensive (loss) income	(3,893)	270
Treasury stock, at cost (1,496,340 shares at September 30, 2008 and 1,067,640 shares at December 31, 2007)	(21,096)	(15,398)

Total stockholders’ equity	125,623	133,092

	$923,497	$924,541

LEGACY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Interest and dividend income:
Loans	$10,564	$10,321	$31,468	$29,861
Securities:
Taxable	1,895	2,039	5,752	6,109
Tax-Exempt	135	64	377	196
Short-term investments	24	120	238	413

Total interest and dividend income	12,618	12,544	37,835	36,579

Interest expense:
Deposits	3,261	4,692	11,322	13,337
Federal Home Loan Bank advances	2,067	1,863	5,856	5,253
Other borrowed funds	25	30	73	93

Total interest expense	5,353	6,585	17,251	18,683

Net interest income	7,265	5,959	20,584	17,896
Provision for loan losses	4	160	575	598

Net interest income after provision for loan losses	7,261	5,799	20,009	17,298

Non-interest income:
Customer service fees	826	700	2,435	2,348
Portfolio management fees	272	293	855	856
Income from bank owned life insurance	227	192	469	314
Insurance, annuities and mutual fund fees	33	61	147	169
Gain (loss) on sales of securities, net	(166)	166	306	559
Loss on impairment of securities	(675)	—	(1,265)	—
Gain on sales of loans, net	4	74	121	172
Miscellaneous	11	11	44	31

Total non-interest income	532	1,497	3,112	4,449

Non-interest expenses:
Salaries and employee benefits	3,739	4,018	10,934	11,590
Occupancy and equipment	912	723	2,754	2,137
Data processing	615	639	1,898	1,673
Professional fees	187	230	538	749
Advertising	327	176	886	620
Other general and administrative	1,055	720	3,234	2,258

Total non-interest expenses	6,835	6,506	20,244	19,027

Income before income taxes	958	790	2,877	2,720

Provision for income taxes	394	270	981	982

Net income	$564	$520	$1,896	$1,738

Earnings per share
Basic	$0.07	$0.06	$0.23	$0.19
Diluted	$0.07	$0.06	$0.23	$0.19

Weighted average shares outstanding
Basic	7,960,579	8,724,814	8,111,590	9,021,472
Diluted	7,994,020	8,741,902	8,143,461	9,043,883

LEGACY BANCORP, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS AND OTHER DATA (UNAUDITED)
(Dollars in thousands except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Financial Highlights:
Net interest income	$7,265	$5,959	$20,584	$17,896
Net income	564	520	1,896	1,738
Per share data:
Earnings — basic	0.07	0.06	0.23	0.19
Earnings — diluted	0.07	0.06	0.23	0.19
Dividends declared	0.05	0.04	0.15	0.12
Book value per share — end of period	14.26	14.11	14.26	14.11
Tangible book value per share — end of period	12.85	13.80	12.85	13.80

Ratios and Other Information:
Return on average assets	0.24%	0.25%	0.28%	0.28%
Return on average equity	1.76%	1.49%	1.92%	1.60%
Net interest rate spread (1)	2.95%	2.26%	2.74%	2.28%
Net interest margin (2)	3.39%	3.00%	3.23%	3.05%
Efficiency ratio (3)	77.2%	89.2%	80.1%	87.3%
Average interest-earning assets to average interest-bearing liabilities	117.73%	122.29%	118.19%	124.25%

At period end:
Stockholders’ equity	$125,623	$137,286
Total assets	923,497	858,420
Equity to total assets	13.6%	16.0%
Non-performing assets to total assets	0.68%	0.13%
Non-performing loans to total loans	0.90%	0.17%
Allowance for loan losses to non-performing loans	93.07%	469.34%
Allowance for loan losses to total loans	0.84%	0.81%
Number of full service offices	17	11

(1)	The net interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(3)	The efficiency ratio represents non-interest expense for the period minus expenses related to the amortization of certain intangible assets, divided by the sum of net interest income (before the loan loss provision) plus non-interest income.

Analysis of Net Interest Margin — Third Quarter:

	Three Months Ended September 30, 2008			Three Months Ended September 30, 2007
	Average			Average
	Outstanding			Outstanding
	Balance	Interest	Yield/ Rate(1)	Balance	Interest	Yield/ Rate(1)
			(Dollars in thousands)
Interest-earning assets:
Loans - net (2)	$684,825	$10,564	6.17%	$622,526	$10,321	6.63%
Investment securities	166,038	2,030	4.89%	161,879	2,103	5.20%
Short-term investments	5,112	24	1.88%	9,649	120	4.97%

Total interest-earning assets	855,975	12,618	5.90%	794,054	12,544	6.32%
Non-interest-earning assets	68,383			52,734

Total assets	$924,358			$846,788

Interest-bearing liabilities:
Savings deposits	$50,235	54	0.43%	$45,564	51	0.45%
Smart banking/relationship savings	124,647	582	1.87%	105,654	1,028	3.89%
Money market	59,428	298	2.01%	58,307	571	3.92%
NOW accounts	42,024	53	0.50%	35,082	58	0.66%
Certificates of deposits	249,441	2,274	3.65%	245,401	2,984	4.86%

Total interest-bearing deposits	525,775	3,261	2.48%	490,008	4,692	3.83%
Borrowed funds	201,279	2,092	4.16%	159,315	1,893	4.75%

Total interest-bearing liabilities	727,054	5,353	2.95%	649,323	6,585	4.06%
Non-interest-bearing liabilities	69,037			57,376

Total liabilities	796,091			706,699
Equity	128,267			140,089

Total liabilities and equity	$924,358			$846,788

Net interest income		$7,265			$5,959

Net interest rate spread (3)			2.95%			2.26%
Net interest-earning assets (4)	$128,921			$144,731

Net interest margin (5)			3.39%			3.00%
Average interest-earning assets to interest-bearing liabilities			117.73%			122.29%

(1)	Yields and rates for the three months ended September 30, 2008 and 2007 are annualized.

(2)	Includes loans held for sale.

(3)	Net interest rate spread represents the difference between the yield on total average interest-earning assets and the cost of total average interest-bearing liabilities.

(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

Analysis of Net Interest Margin — Year to Date:

	Nine Months Ended September 30, 2008			Nine Months Ended September 30, 2007
	Average			Average
	Outstanding			Outstanding
	Balance	Interest	Yield/ Rate(1)	Balance	Interest	Yield/ Rate(1)
			(Dollars in thousands)
Interest-earning assets:
Loans - net (2)	$670,527	$31,468	6.26%	$604,706	$29,861	6.58%
Investment securities	166,390	6,129	4.91%	165,529	6,305	5.08%
Short-term investments	12,334	238	2.57%	11,120	413	4.95%

Total interest-earning assets	849,251	37,835	5.94%	781,355	36,579	6.24%
Non-interest-earning assets	67,202			48,303

Total assets	$916,453			$829,658

Interest-bearing liabilities:
Savings deposits	$50,375	155	0.41%	$47,401	155	0.44%
Smart banking/relationship savings	122,409	1,993	2.17%	100,466	3,020	4.01%
Money market	59,374	1,109	2.49%	54,395	1,492	3.66%
NOW accounts	41,474	165	0.53%	35,546	171	0.64%
Certificates of deposits	259,590	7,900	4.06%	238,669	8,499	4.75%

Total interest-bearing deposits	533,222	11,322	2.83%	476,477	13,337	3.73%
Borrowed funds	185,343	5,929	4.27%	152,396	5,346	4.68%

Total interest-bearing liabilities	718,565	17,251	3.20%	628,873	18,683	3.96%
Non-interest-bearing liabilities	66,904			56,529

Total liabilities	785,469			685,402
Equity	130,984			144,256

Total liabilities and equity	$916,453			$829,658

Net interest income		$20,584			$17,896

Net interest rate spread (3)			2.74%			2.28%
Net interest-earning assets (4)	$130,686			$152,482

Net interest margin (5)			3.23%			3.05%
Average interest-earning assets to interest-bearing liabilities			118.19%			124.25%

(1)	Yields and rates for the nine months ended September 30, 2008 and 2007 are annualized.

(2)	Includes loans held for sale.

(3)	Net interest rate spread represents the difference between the yield on total average interest-earning assets and the cost of total average interest-bearing liabilities.

(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

Loan Portfolio Composition:

	At September 30, 2008		At December 31, 2007
	Amount	Percent	Amount	Percent
		(Dollars in Thousands)
Mortgage loans on real estate:
Residential	$357,485	51.64%	$349,772	53.17%
Commercial	229,145	33.10	212,191	32.26
Home equity	60,549	8.74	56,752	8.63

	647,179	93.48	618,715	94.06

Other loans:
Commercial	32,322	4.67	27,664	4.20
Consumer and other	12,797	1.85	11,421	1.74

	45,119	6.52	39,085	5.94

Total loans	692,298	100.00%	657,800	100.00%

Other Items:
Net deferred loan costs	1,683		1,397
Unamortized premiums	—		—
Allowance for loan losses	(5,829)		(5,568)

Total loans, net	$688,152		$653,629

Securities and Other Investment Portfolio Composition:

	At September 30, 2008		At December 31, 2007
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
		(Dollars in Thousands)
Securities available for sale:
Government-sponsored enterprises	$30,919	$30,578	$48,041	$48,262
Municipal bonds	14,243	13,031	9,930	9,941
Corporate bonds and other obligations	—	—	1,501	1,531
Mortgage-backed securities	92,167	88,819	65,551	65,726

Total debt securities	137,329	132,428	125,023	125,460

Common stock	7,838	7,363	8,100	9,084

Total securities available for sale	145,167	139,791	133,123	134,544

Securities held to maturity:
Other bonds and obligations	97	97	97	97

Restricted equity securities and other investments:
Federal Home Loan Bank of Boston stock	10,722	10,722	10,722	10,722
Savings Bank Life Insurance	1,709	1,709	1,709	1,709
Other investments	7,302	7,302	4,982	4,982

Total restricted equity securities and other investments	19,733	19,733	17,413	17,413

Total securities	$164,997	$159,621	$150,633	$152,054

Deposit Accounts Composition:

	At September 30, 2008		At December 31, 2007
	Balance	Percent	Balance	Percent
		(Dollars in Thousands)
Deposit type:
Demand	$63,389	10.68%	$64,348	10.54%
Regular savings	49,089	8.27	53,684	8.79
Smart banking/relationship savings	123,048	20.73	112,705	18.46
Money market deposits	63,291	10.67	64,373	10.55
NOW deposits	42,787	7.21	41,981	6.88

Total transaction accounts	341,604	57.56	337,091	55.22

Certificates of deposit	251,852	42.44	273,356	44.78

Total deposits	$593,456	100.00%	$610,447	100.00%

Reconciliation of Non-GAAP Financial Measures:
This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude significant gains or losses that are expected to be non-recurring and to exclude the effects of amortization of intangible assets (in the case of the efficiency ratio). Because these items and their impact on the Company’s performance are difficult to predict, management believes that presentations of financial measures excluding the impact of these items provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Net Income (GAAP)	$564	$520	$1,896	$1,738
Less: Loss (gain) on sale or impairment of securities, net	841	(166)	959	(559)
Adjustment: Income taxes	(245)	57	(289)	202

Net Income (Core)	$1,160	$411	$2,566	$1,381

Efficiency Ratio (As Reported)	77.2%	89.2%	80.1%	87.3%
Effect of loss (gain) on sale or impairment of securities, net	—	—	—	—

Efficiency Ratio (Core)	77.2%	89.2%	80.1%	87.3%